Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Second Quarter 2017 Financial Results

• Second Quarter Revenues of $444.7 Million

• Second Quarter Fully Diluted Loss Per Share of ($0.13); Adjusted EPS of $0.40

Washington, D.C., July 27, 2017 — FTI Consulting, Inc. (NYSE: FCN) today released its financial results for the quarter ended June 30, 2017.

For the quarter, revenues of $444.7 million declined $15.4 million, or 3.4%, compared to revenues of $460.1 million in the prior year quarter. Excluding the estimated negative impact of foreign currency translation (“FX”), revenues decreased $7.4 million, or 1.6%, compared to the prior year quarter. The decrease in revenues was primarily driven by lower demand for services within the Corporate Finance & Restructuring segment.

Second quarter 2017 net loss of $5.2 million compared to net income of $26.5 million in the prior year quarter. Net loss included a special charge of $30.1 million, which included $16.1 million of severance costs related to the termination of approximately 4% of the Company’s more than 4,700 employees, $12.4 million of lease curtailment charges related to the Company’s Washington, D.C., office relocation and $1.6 million of costs related to the disposal or closing of several small international offices. The Company expects that these actions will result in cost savings of approximately $23.0 million over the remainder of 2017. Adjusted EBITDA, which excludes the special charge, was $40.8 million, or 9.2% of revenues, compared to $56.6 million, or 12.3% of revenues in the prior year quarter. The decline in Adjusted EBITDA was due to lower revenues.

On a GAAP basis, second quarter 2017 fully diluted loss per share was ($0.13) compared to fully diluted earnings per share (“EPS”) of $0.64 in the prior year quarter. In total, the second quarter 2017 special charge reduced EPS by $0.52. EPS in the prior year quarter included a $1.7 million special charge, which reduced EPS by $0.02. Adjusted EPS, which excludes special charges, was $0.40 compared to $0.66 in the prior year quarter.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “We had a slow start to 2017. Despite this, we continue to expect a stronger second half of the year. This expectation is supported by the strong sequential improvement compared to the first quarter and significant new wins in our Corporate Finance & Restructuring segment; continued investment where we have confidence we can grow; and the disciplined actions we have taken to align costs with demand and reduce overhead. We believe this combination of sustained investment, disciplined cost control and the strength of our franchise will translate into second half financials that more closely reflect the underlying strength of our businesses.”

Cash Position and Capital Allocation

Net cash provided by operating activities of $10.9 million for the three months ended June 30, 2017, compared to $73.7 million for the three months ended June 30, 2016. The year-over-year difference in operating cash flows is due to lower cash receipts resulting from lower revenues and slower collections and increased compensation payments due to annual increases in salaries, increased headcount and an additional US payroll.

During the quarter, the Company repurchased 1,887,033 shares of its common stock at an average price of $34.74 for a total of $65.6 million. As of June 30, 2017, $78.9 million remained available under the Company’s $200.0 million share repurchase authorization.

Total debt of $485.0 million at June 30, 2017, compared to $500.0 million at June 30, 2016. Cash and cash equivalents were $138.5 million at June 30, 2017, compared to $182.7 million at June 30, 2016. Total debt, net of cash, of $346.5 million at June 30, 2017, compared to $317.3 million at June 30, 2016.

Second Quarter 2017 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment decreased $14.7 million, or 11.1%, to $117.5 million in the quarter compared to $132.1 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $12.5 million, or 9.4%, compared to the prior year quarter. The decrease in revenues was primarily due to lower demand for restructuring services globally, which was partially offset by higher success fees. Adjusted Segment EBITDA was $20.0 million, or 17.1% of segment revenues, compared to $32.0 million, or 24.2% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was primarily due to lower revenues.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment decreased $6.8 million, or 5.7%, to $111.4 million in the quarter compared to $118.2 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for global investigations and health solutions services, which was partially offset by higher demand for construction solutions services. Adjusted Segment EBITDA was $13.0 million, or 11.7% of segment revenues, compared to $15.2 million, or 12.9% of segment revenues, in the prior year quarter. The decline in Adjusted Segment EBITDA was primarily due to lower revenues, which was partially offset by lower compensation resulting from headcount reductions taken in the health solutions practice in 2016.

Economic Consulting

Revenues in the Economic Consulting segment increased $6.0 million, or 5.1%, to $124.0 million in the quarter compared to $118.0 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $8.6 million, or 7.2%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for antitrust services in North America. Adjusted Segment EBITDA was $15.5 million, or 12.5% of segment revenues, compared to $15.4 million, or 13.0% of segment revenues, in the prior year quarter. Adjusted Segment EBITDA was consistent with the prior year quarter, as the increase in revenues was offset by increased compensation costs related to an increase in billable headcount.

Technology

Revenues in the Technology segment increased $3.7 million, or 8.8%, to $45.6 million in the quarter compared to $41.9 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues increased $4.2 million, or 10.1%, compared to the prior year quarter. The increase in revenues was primarily driven by higher consulting demand related to merger and acquisition related “second request” services, which was partially offset by reduced hosting revenue. Adjusted Segment EBITDA was $5.4 million, or 11.9% of segment revenues, compared to $5.0 million, or 12.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was a result of higher revenues, which was largely offset by higher cost of service and investment in future revenue generating initiatives.

Strategic Communications

Revenues in the Strategic Communications segment decreased $3.7 million, or 7.4%, to $46.2 million in the quarter compared to $49.9 million in the prior year quarter. Excluding the estimated negative impact of FX, revenues decreased $2.0 million, or 4.0%, compared to the prior year quarter. The decrease in revenues was primarily due to a decline in project-based revenues in North America, particularly for financial communications and corporate reputation services. Adjusted Segment EBITDA was $4.9 million, or 10.5% of segment revenues, compared to $8.4 million, or 16.9% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to lower revenues.

2017 Guidance

The Company reaffirms its full year 2017 revenue guidance of between $1.775 billion and $1.875 billion. Given the special charge in the second quarter of 2017, the Company is revising its full year 2017 GAAP EPS guidance. The Company now estimates that full year 2017 GAAP EPS will range between $1.37 and $1.67. This compares to the previous GAAP EPS guidance range of between $1.75 and $2.10. The Company is maintaining its full year 2017 Adjusted EPS guidance of between $1.90 and $2.20. The variance between GAAP EPS and Adjusted EPS guidance for full year 2017 is related to the second quarter 2017 special charge of $30.1 million, or $0.52 per share, resulting from headcount reductions, the Company’s Washington, D.C., office relocation and other costs related to the disposal or closure of several small international offices.

Second Quarter 2017 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss second quarter 2017 financial results at 9:00 a.m. Eastern Time on July 27, 2017. The call can be accessed live and will be available for replay over the Internet for 90 days by logging on to the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,600 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $1.81 billion in revenues during fiscal year 2016. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with GAAP. Certain of these measures are considered “non-GAAP financial measures” under the SEC rules. Specifically, we have referred to the following non-GAAP measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income (Loss)

•	Adjusted Earnings per Diluted Share

We have included the definitions of Segment Operating Income (Loss) and Adjusted Segment EBITDA below in order to more fully define the components of certain non-GAAP financial measures presented in this earnings release. We define Segment Operating Income (Loss) as a segment’s share of Consolidated Operating Income (Loss). We define Total Segment Operating Income (Loss), which is a non-GAAP financial measure, as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of Consolidated Operating Income (Loss) before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We define Adjusted Segment EBITDA Margin as Adjusted Segment EBITDA as a percentage of a segment’s revenues.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We believe that the non-GAAP financial measures, which exclude the effects of remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges, when considered together with our GAAP financial results and GAAP measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income (loss) and earnings per diluted share, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that this non-GAAP financial measure, which excludes the effects of the remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and losses on early extinguishment of debt, when considered together with our GAAP financial results, provides management and investors with an additional understanding of our business operating results, including underlying trends.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer, the mix of the geographic locations where our clients are located or where services are performed, adverse financial, real estate, fluctuations in the price per share of our common stock, other market and general economic conditions and other future events, which could impact each of our segments differently and could be outside of our control, the pace and timing of the consummation and integration of future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients, and other risks described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K filed with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations,” and in the Company’s other filings with the SEC, including as they will be amended and restated in the Company’s quarterly report on the Form 10-Q for the quarter ended June 30, 2017. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,
	2017	2016
	(unaudited)
Revenues	$444,715	$460,147

Operating expenses
Direct cost of revenues	304,071	303,194
Selling, general and administrative expenses	107,342	108,245
Special charges	30,074	1,750
Acquisition-related contingent consideration	777	206
Amortization of other intangible assets	2,422	2,590

	444,686	415,985

Operating income	29	44,162

Other income (expense)
Interest income and other	1,592	4,125
Interest expense	(6,250)	(6,303)

	(4,658)	(2,178)

Income (loss) before income tax provision	(4,629)	41,984
Income tax provision	527	15,437

Net income (loss)	$(5,156)	$26,547

Earnings (loss) per common share – basic	$(0.13)	$0.65

Weighted average common shares outstanding – basic	39,555	40,820

Earnings (loss) per common share – diluted	$(0.13)	$0.64

Weighted average common shares outstanding – diluted	39,555	41,599

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$10,174	$(18,809)

Total other comprehensive income (loss), net of tax	10,174	(18,809)

Comprehensive income	$5,018	$7,738

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Six Months Ended June 30,
	2017	2016
	(unaudited)
Revenues	$891,059	$930,432

Operating expenses
Direct cost of revenues	613,143	608,830
Selling, general and administrative expenses	214,637	211,854
Special charges	30,074	6,811
Acquisition-related contingent consideration	1,172	1,340
Amortization of other intangible assets	4,915	5,196

	863,941	834,031

Operating income	27,118	96,401

Other income (expense)
Interest income and other	2,197	6,682
Interest expense	(12,051)	(12,532)

	(9,854)	(5,850)

Income before income tax provision	17,264	90,551
Income tax provision	8,404	33,823

Net income	$8,860	$56,728

Earnings per common share – basic	$0.22	$1.40

Weighted average common shares outstanding – basic	40,039	40,663

Earnings per common share – diluted	$0.22	$1.37

Weighted average common shares outstanding – diluted	40,502	41,373

Other comprehensive income (loss), net of tax
Foreign currency translation adjustments, net of tax expense of $0	$17,544	$(19,167)

Total other comprehensive income (loss), net of tax	17,544	(19,167)

Comprehensive income	$26,404	$37,561

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income (loss)	$(5,156)	$26,547	$8,860	$56,728
Add back:
Special charges	30,074	1,750	30,074	6,810
Tax impact of special charges	(9,103)	(691)	(9,103)	(2,482)
Remeasurement of acquisition-related contingent consideration	536	—	702	980
Tax impact of remeasurement of acquisition-related contingent consideration	(204)	—	(269)	(380)

Adjusted Net Income	$16,147	$27,606	$30,264	$61,656

Earnings (loss) per common share – diluted	$(0.13)	$0.64	$0.22	$1.37
Add back:
Special charges	0.75	0.04	0.74	0.16
Tax impact of special charges	(0.23)	(0.02)	(0.22)	(0.06)
Remeasurement of acquisition-related contingent consideration	0.01	—	0.02	0.02
Tax impact of remeasurement of acquisition-related contingent consideration	—	—	(0.01)	—

Adjusted earnings per common share – diluted	$0.40	$0.66	$0.75	$1.49

Weighted average number of common shares outstanding – diluted(1)	39,932	41,599	40,502	41,373

(1)	For the three months ended June 30, 2017, the Company reported a net loss. For the period, the basic weighted average common shares outstanding equals the diluted weighted average common shares outstanding for purposes of calculating U.S. GAAP earnings per share because potentially dilutive securities would be antidilutive. For non-GAAP purposes, the Adjusted EPS and diluted weighted average number of common shares outstanding presented herein reflect the impact of the inclusion of share-based awards that are considered dilutive based on the impact of the add-backs included in Adjusted Net Income above.

	Year Ended December 31, 2017
	Low	High
Guidance on estimated earnings per common share – diluted (GAAP)(1)	$1.37	$1.67
Special charges, net of tax	0.52	0.52
Remeasurement of acquisition-related contingent consideration, net of tax	0.01	0.01

Guidance on estimated adjusted earnings per common share (Non-GAAP)(1)	$1.90	$2.20

(1)	The forward-looking guidance on estimated 2017 earnings per diluted share (“EPS”) and adjusted earnings per common share – diluted (“Adjusted EPS”) do not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges and/or losses on early extinguishment of debt except for the actual charges taken during the six months ended June 30, 2017, as these items are dependent on future events that are uncertain and difficult to predict.

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended June 30, 2017 (unaudited)
Corporate Finance & Restructuring	$117,487	$20,048	17.1%	60%	$403	881
Forensic and Litigation Consulting	111,410	13,032	11.7%	60%	$310	1,070
Economic Consulting	124,004	15,509	12.5%	68%	$542	652
Technology(1)	45,566	5,421	11.9%	N/M	N/M	301
Strategic Communications(1)	46,248	4,876	10.5%	N/M	N/M	659

	$444,715	$58,886	13.2%			3,563

Unallocated Corporate		(18,098)

Adjusted EBITDA		$40,788	9.2%

Six Months Ended June 30, 2017 (unaudited)
Corporate Finance & Restructuring	$223,388	$30,373	13.6%	60%	$390	881
Forensic and Litigation Consulting	222,816	26,553	11.9%	60%	$320	1,070
Economic Consulting	263,225	35,619	13.5%	70%	$548	652
Technology(1)	91,653	13,225	14.4%	N/M	N/M	301
Strategic Communications(1)	89,977	9,133	10.2%	N/M	N/M	659

	$891,059	$114,903	12.9%			3,563

Unallocated Corporate		(35,796)

Adjusted EBITDA		$79,107	8.9%

Three Months Ended June 30, 2016 (unaudited)
Corporate Finance & Restructuring	$132,142	$32,041	24.2%	68%	$422	853
Forensic and Litigation Consulting	118,193	15,190	12.9%	61%	$333	1,117
Economic Consulting	118,006	15,381	13.0%	71%	$526	604
Technology(1)	41,882	5,035	12.0%	N/M	N/M	301
Strategic Communications(1)	49,924	8,440	16.9%	N/M	N/M	606

	$460,147	$76,087	16.5%			3,481

Unallocated Corporate		(19,507)

Adjusted EBITDA		$56,580	12.3%

Six Months Ended June 30, 2016 (unaudited)
Corporate Finance & Restructuring	$259,298	$63,644	24.5%	71%	$402	853
Forensic and Litigation Consulting	237,197	34,998	14.8%	62%	$333	1,117
Economic Consulting	248,737	36,700	14.8%	75%	$529	604
Technology(1)	90,163	12,858	14.3%	N/M	N/M	301
Strategic Communications(1)	95,037	14,548	15.3%	N/M	N/M	606

	$930,432	$162,748	17.5%			3,481

Unallocated Corporate		(37,311)

Adjusted EBITDA		$125,437	13.5%

(1)	The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented, as they are not meaningful as a segment-wide metric.

RECONCILIATION OF NET INCOME (LOSS) AND OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(in thousands)

Three Months Ended June 30, 2017 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net loss							$(5,156)
Interest income and other							(1,592)
Interest expense							6,250
Income tax provision							527

Operating income (loss)	$15,447	$1,183	$8,008	$(1,568)	$(755)	$(22,286)	$29
Depreciation and amortization	768	1,032	1,436	3,001	546	944	7,727
Amortization of other intangible assets	784	372	155	161	950	—	2,422
Special charges	3,049	10,445	5,910	3,827	3,599	3,244	30,074
Remeasurement of acquisition-related contingent consideration	—	—	—	—	536	—	536

Adjusted EBITDA	$20,048	$13,032	$15,509	$5,421	$4,876	$(18,098)	$40,788

Six Months Ended June 30, 2017 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$8,860
Interest income and other							(2,197)
Interest expense							12,051
Income tax provision							8,404

Operating income	$24,196	$13,107	$26,510	$2,872	$1,772	$(41,339)	$27,118
Depreciation and amortization	1,549	2,205	2,890	6,207	1,148	2,299	16,298
Amortization of other intangible assets	1,579	796	309	319	1,912	—	4,915
Special charges	3,049	10,445	5,910	3,827	3,599	3,244	30,074
Remeasurement of acquisition-related contingent consideration	—	—	—	—	702	—	702

Adjusted EBITDA	$30,373	$26,553	$35,619	$13,225	$9,133	$(35,796)	$79,107

Three Months Ended June 30, 2016 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$26,547
Interest income and other							(4,125)
Interest expense							6,303
Income tax provision							15,437

Operating income	$30,482	$11,925	$14,291	$880	$6,990	$(20,406)	$44,162
Depreciation and amortization	755	996	935	3,996	497	899	8,078
Amortization of other intangible assets	804	519	155	159	953	—	2,590
Special charges	—	1,750	—	—	—	—	1,750

Adjusted EBITDA	$32,041	$15,190	$15,381	$5,035	$8,440	$(19,507)	$56,580

Six Months Ended June 30, 2016 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$56,728
Interest income and other							(6,682)
Interest expense							12,532
Income tax provision							33,823

Operating income (loss)	$60,558	$30,138	$34,502	$(300)	$10,655	$(39,152)	$96,401
Depreciation and amortization	1,477	2,075	1,860	7,780	1,016	1,841	16,049
Amortization of other intangible assets	1,609	1,035	338	317	1,897	—	5,196
Special Charges	—	1,750	—	5,061	—	—	6,811
Remeasurement of acquisition-related contingent consideration	—	—	—	—	980	—	980

Adjusted EBITDA	$63,644	$34,998	$36,700	$12,858	$14,548	$(37,311)	$125,437

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30,
	2017	2016
	(unaudited)
Operating activities
Net income	$8,860	$56,728

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	16,298	16,049
Amortization and impairment of other intangible assets	4,915	5,196
Acquisition-related contingent consideration	1,172	1,340
Provision for doubtful accounts	5,971	4,344
Non-cash share-based compensation	9,959	9,667
Non-cash interest expense	992	992
Other	242	(639)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(78,100)	(57,501)
Notes receivable	2,241	(4,640)
Prepaid expenses and other assets	947	(943)
Accounts payable, accrued expenses and other	(1,887)	1,932
Income taxes	3,087	29,329
Accrued compensation	(64,531)	(28,518)
Billings in excess of services provided	7,634	7,297

Net cash provided by (used in) operating activities	(82,200)	40,633

Investing activities
Payments for acquisition of businesses, net of cash received	—	(56)
Purchases of property and equipment	(13,127)	(11,983)
Other	72	96

Net cash used in investing activities	(13,055)	(11,943)

Financing activities
Borrowings under revolving line of credit, net	115,000	—
Deposits	3,262	2,557
Purchase and retirement of common stock	(102,513)	(2,903)
Net issuance of common stock under equity compensation plans	(500)	9,353
Other	(79)	(154)

Net cash provided by financing activities	15,170	8,853

Effect of exchange rate changes on cash and cash equivalents	2,438	(4,638)

Net increase (decrease) in cash and cash equivalents	(77,647)	32,905
Cash and cash equivalents, beginning of period	216,158	149,760

Cash and cash equivalents, end of period	$138,511	$182,665

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$138,511	$216,158
Accounts receivable:
Billed receivables	399,100	365,385
Unbilled receivables	345,228	288,331
Allowance for doubtful accounts and unbilled services	(191,113)	(178,819)

Accounts receivable, net	553,215	474,897
Current portion of notes receivable	27,126	31,864
Prepaid expenses and other current assets	58,937	60,252

Total current assets	777,789	783,171
Property and equipment, net of accumulated depreciation	60,280	61,856
Goodwill	1,187,664	1,180,001
Other intangible assets, net of amortization	48,213	52,120
Notes receivable, net of current portion	108,692	104,524
Other assets	42,155	43,696

Total assets	$2,224,793	$2,225,368

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$85,403	$87,320
Accrued compensation	191,683	261,500
Billings in excess of services provided	37,652	29,635

Total current liabilities	314,738	378,455
Long-term debt, net	480,906	365,528
Deferred income taxes	175,683	173,799
Other liabilities	114,288	100,228

Total liabilities	1,085,615	1,018,010

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized – 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized – 75,000; shares issued and outstanding – 39,527 (2017) and 42,037 (2016)	395	420
Additional paid-in capital	325,446	416,816
Retained earnings	946,672	941,001
Accumulated other comprehensive loss	(133,335)	(150,879)

Total stockholders’ equity	1,139,178	1,207,358

Total liabilities and stockholders’ equity	$2,224,793	$2,225,368